Petrol Oil and Gas, Inc. Provides Letter to Stockholders

Thursday January 11, 8:30 am ET

OVERLAND PARK, Kan., Jan. 11 /PRNewswire-FirstCall/ -- Petrol Oil and Gas, Inc. (OTC Bulletin Board: POIG - News), an independent oil and gas company with operations in Kansas, today announced that the following letter is being distributed to its stockholders.

Dear Stockholder:

I am pleased to provide you with an update on recent corporate activities and the outlook for our company. During the past year, Petrol has made great progress in positioning itself for significant growth in 2007 and future years. Our primary near-term goal is to substantially increase gas production from both our Neodesha and Coal Creek properties in Kansas. While our revenue rose by a respectable 13% last year to approximately $6.8 million, many of the initiatives we implemented were designed to build an oil and gas infrastructure capable of generating stable and growing production for the long term.

Our activities during 2006 were focused on drilling additional coalbed methane wells and resolving some of the operating issues that tended to limit gas production. We increased our proved developed producing (PDP) reserves in the Neodesha Project by drilling 17 new wells, bringing to 104 the number of production wells on the property by the end of 2006, and I am pleased to report that every Neodesha well that we have drilled and completed has been a successful producer. With our current production and gas gathering infrastructure, we believe the 10,000-acre Neodesha Project can support an additional 50 to 100 producing wells and should serve as a predictable source of gas production and revenue for many years to come.

Of course, we believe the catalyst for a significant acceleration in Petrol's future growth in production and revenues involves the development of our Coal Creek Project. Petrol invested heavily in Coal Creek during 2006 and, in fact, most of the $15 million we borrowed under our credit facility last year was dedicated to drilling activities and the development of production and distribution infrastructure on this 92,000-acre project. By year-end, 49 producing gas wells had been connected to the Enbridge regional interstate pipeline, and we drilled two additional saltwater disposal (SWD) wells in order to accelerate the dewatering of the "virgin" Coal Creek coalbeds. Although delays related to access into the interstate pipeline and the expansion in saltwater disposal capacity limited Petrol's production growth in 2006, we are confident in our ability to more efficiently liberate gas from the coalbeds in this new project during 2007.

Gas production from Coal Creek steadily increases as we accelerate our de-watering activities and continue to connect additional production wells to the Enbridge pipeline. In October 2006, we received approval from the Kansas Corporation Commission to operate two new SWD wells bringing to 5 the total number of SWD wells in Coal Creek. The resulting increase in water disposal capacity should allow all 49 Coal Creek production wells to de-water faster and more efficiently, driving gas sales higher in coming months. The resultant increase in revenues should support a resumption in the Coal Creek drilling program as the year progresses. On a long-term basis, we believe Coal Creek has the potential to support up to 1,000 production wells.

Many investors in energy-related companies are undoubtedly nervous about the recent volatility in the price of crude oil. Although the price of oil declined sharply in early January 2007, such prices have little impact on Petrol's financial performance, as our primary production comes from gas rather than oil, and the long-term forecast for natural gas prices remains quite favorable. To reduce the adverse effects of short term gas price fluctuations, we have ongoing hedges amounting to 2,000 thousand cubic feet (Mcf) of gas per day at $8.59 per Mcf through March 2007 and have negotiated a hedge for 1,000 Mcf per day from April 1, 2007 to March 31, 2008 at an average price of $7.32 per Mcf.

In addition to monetary investments in operations and infrastructure during 2006, we added key personnel with the experience and expertise to support our long term growth objectives. Recently, we welcomed Robert H. Kite and Duane D. Fadness to our Board of Directors. Mr. Kite has been extensively involved in various corporate aspects in the oil and gas industry and brings over 20 years of experience in public company Board governance to Petrol. Mr. Fadness has more than 25 years of experience in developing and financing oil and gas projects in the U.S., Canada and Europe. We look forward to significant contributions by both of these highly-qualified individuals as Petrol pursues its growth objectives.

In summary, 2006 was a year of substantial progress during which Petrol's investments in operational infrastructure positioned us for a significant expansion in production during 2007. We appreciate the continued support of our stockholders and believe that Petrol is well on the way towards the realization of its growth potential in the domestic energy industry.

Sincerely,

Paul Branagan

Chief Executive Officer

January 11, 2007

About Petrol Oil and Gas, Inc.

Petrol Oil and Gas, Inc. is an oil and gas exploration and development company currently involved in the development of natural gas from leases encompassing approximately 165,000 gross acres in Kansas and Missouri. Its common stock is traded on the OTC Bulletin Board under the symbol "POIG".

Forward-Looking Statement: Certain statements in this press release are "forward-looking" statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, actual number of wells in Neodesha and Coal Creek, the actual number of supportable wells at Neodesha and Coal Creek, Petrol's ability to increase revenues and expand operations in Fiscal 2007, availability of additional funds under the credit facility, continued de-watering at Coal Creek, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of Petrol's producing properties, prices of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents Petrol files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For Additional Information, Please Contact:

Petrol Oil and Gas Inc.

Investor Information, 702-454-7318

www.petroloilandgas.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel

(800) 377-9893 or via email at

info@rjfalkner.com